Exhibit 77O

ROYCE MICRO-CAP TRUST, INC.

Trade Date	Company Name	Ticker	Broker	Members of Selling Syndicate	Price	Total Shares Purchased	Compliance with Rule 10f-3
08/11/03	Direct General	DRCT	Keefe Bruyette	Keefe, Bruyette & Woods; Morgan Keegan; US Bancorp Piper Jaffray; SunTrust Capital Markets; Legg Mason Wood Walker; Raymond James; Advest; Avondale Partners; Ferris, Baker Watts; Putnam, Lovell NBF Securities; Wunderlich Securities	$ 21.00	35,200	Yes
10/10/03	DigitalNet Holdings, Inc.	DNET	Citigroup	Citigroup Global Markets; UBS Securities; Legg Mason Wood Walker; Raymond James; Blaylock & Partners; Friedman, Billings, Ramsey & Co.; Jefferies & Company	$ 17.00	7,500	Yes